Exhibit 99.1

Howmet Aerospace Reports Fourth Quarter and Full Year 2023 Results

FY 2023: Revenue Up 17% Year Over Year; Record Profit and Record Cash from Operations

FY 2023: Approx. $800 million Deployed for Debt Paydown, Common Stock Repurchase and Dividends

FY 2024: Expect Revenue Growth of Approx. 7% and Improved Cash Generation

PITTSBURGH--(BUSINESS WIRE)--February 13, 2024--Howmet Aerospace (NYSE:HWM):

Fourth Quarter 2023 Highlights

  Revenue of $1.7 billion, up 14% year over year, driven by commercial aerospace, up 22% year over year
  Net income of $236 million versus $111 million in the fourth quarter 2022; earnings per share of $0.57 versus $0.26 in the fourth quarter 2022; fourth quarter 2023 operating income margin of 18.8%
  Net income excluding special items of $218 million versus $160 million in the fourth quarter 2022; adjusted earnings per share excluding special items of $0.53, up 39% year over year
  Adjusted EBITDA excluding special items of $398 million, up 18% year over year
  Adjusted EBITDA margin excluding special items of 23.0%
  Generated $458 million cash from operations and $403 million of free cash flow; $222 million of cash used for financing activities; and $52 million of cash used for investing activities
  Cash balance at end of quarter of $610 million, including impacts of debt redemption, common stock repurchases and $0.05 per share dividend on common stock

Full Year 2023 Highlights

  Revenue of $6.6 billion, up 17% year over year, driven by commercial aerospace, up 24% year over year
  Net income of $765 million, or $1.83 per share, versus $469 million, or $1.11 per share, in the full year 2022
  Net income excluding special items of $766 million, or $1.84 per share, versus $593 million, or $1.40 per share, in the full year 2022
  Adjusted EBITDA excluding special items of $1.5 billion, up 18% year over year
  Generated $901 million cash from operations and $682 million of free cash flow; $868 million of cash used for financing activities; and $215 million of cash used for investing activities, $476 million of debt paydown; $250 million of common stock repurchases; $73 million in common stock dividends

2024 Guidance

	Q1 2024 Guidance			FY 2024 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.73B	$1.74B	$1.75B	$7.00B	$7.10B	$7.20B
Adj. EBITDA*1	$395M	$400M	$405M	$1.600B	$1.635B	$1.670B
Adj. EBITDA Margin*1	22.8%	23.0%	23.1%	22.9%	23.0%	23.2%
Adj. Earnings per Share*1	$0.50	$0.51	$0.52	$2.10	$2.15	$2.20
Free Cash Flow[1]				$700M	$735M	$770M

________________________

* Excluding special items

[1] Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2024 Guidance” below.

Key Announcements

  In the fourth quarter 2023, Howmet Aerospace entered into two senior unsecured term loan agreements totaling approximately $400 million, which together with associated interest rate swaps have a weighted average fixed interest rate of approximately 3.9%.
  On December 28, 2023, the Company completed an early partial redemption of its 5.125% Notes due October 2024 (the “2024 Notes”) in the aggregate principal amount of $500 million.
  In the fourth quarter 2023, the Company repurchased $100 million of common stock at an average price of $52.52 per share, retiring approximately 1.9 million shares. As of February 1, 2024, total share repurchase authorization available was $697 million.
  On November 27, 2023, the Company paid a quarterly dividend of $0.05 per share on its common stock. The quarterly dividend represents a 25% increase from the third quarter 2023 dividend of $0.04 per share.
  On December 15, 2023, S&P Global Ratings upgraded Howmet Aerospace’s Long-Term Issue Credit Rating to “BBB-” from “BB+” and updated the rating outlook to stable. With this upgrade, Howmet Aerospace is now rated as investment grade by two of the three credit rating agencies.

Howmet Aerospace (NYSE:HWM) today reported fourth quarter and full year 2023 results. The Company reported fourth quarter 2023 revenues of $1.7 billion, up 14% year over year, primarily driven by growth in the commercial aerospace market of 22%.

Howmet Aerospace reported net income of $236 million, or $0.57 per share, in the fourth quarter 2023 versus $111 million, or $0.26 per share, in the fourth quarter 2022. Net income excluding special items was $218 million, or $0.53 per share, in the fourth quarter 2023, versus $160 million, or $0.38 per share, in the fourth quarter 2022. Net income in the fourth quarter 2023 included approximately $18 million in net benefit from special items.

Fourth quarter 2023 operating income was $326 million, up 48% year over year. Fourth quarter adjusted operating income excluding special items was $330 million, up 23% year over year. Operating income margin was 18.8% in the fourth quarter 2023, up approximately 430 basis points year over year. Fourth quarter adjusted operating income margin excluding special items was 19.1%, up approximately 130 basis points year over year.

Fourth quarter 2023 adjusted EBITDA excluding special items was $398 million, up 18% year over year. The year-over-year increase was driven by volume growth in the commercial aerospace market. Adjusted EBITDA margin excluding special items was up approximately 80 basis points year over year at 23.0%, including approximately $15 million of inflationary cost pass through year over year. Excluding the year over year inflationary cost pass through, adjusted EBITDA margin excluding special items was 23.2%.

Howmet Aerospace reported full year 2023 revenues of $6.6 billion, up 17% year over year, primarily driven by growth in the commercial aerospace market of 24%.

The Company reported net income of $765 million, or $1.83 per share, in the full year 2023 versus $469 million, or $1.11 per share, in the full year 2022. Net income excluding special items was $766 million, or $1.84 per share, in the full year 2023, versus $593 million, or $1.40 per share, in the full year 2022. Net income included approximately $1 million in net charges from special items.

Full year 2023 operating income was $1.2 billion, up 31% year over year. Full year adjusted operating income excluding special items was $1.2 billion, up 22% year over year. Operating income margin was 18.1% in the full year 2023, up approximately 190 basis points year over year. Full year adjusted operating income margin excluding special items was 18.6%, up approximately 70 basis points year over year.

Full year 2023 adjusted EBITDA excluding special items was $1.5 billion, up 18% year over year. The year-over-year increase was driven by volume growth in the commercial aerospace market. Adjusted EBITDA margin excluding special items was 22.7%, up approximately 20 basis points year over year, including approximately $90 million of inflationary cost pass through year over year. Excluding the year over year inflationary cost pass through, adjusted EBITDA margin excluding special items was 23.0% for the full year 2023.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “The Howmet Aerospace team drove very strong results in 2023. The Company exceeded the high end of its guidance range for revenue, adjusted EBITDA*, adjusted earnings per share*, and free cash flow. Total revenue grew 17% with all end markets up in 2023, led by 24% growth in commercial aerospace. Adjusted EBITDA* grew 18% with a healthy adjusted EBITDA margin* of 22.7% in full year 2023, while absorbing near-term costs associated with headcount additions to support the continued revenue ramp. Adjusted earnings per share* of $1.84 increased 31% year over year. The healthy fourth quarter adjusted EBITDA margin* of 23.0% represents a solid exit rate as we head into 2024.”

Mr. Plant continued, “The outlook for commercial aerospace continues to be strong, supported by record backlogs at the aircraft OEMs, as well as accelerating spares demand due to the increased service requirements of the newer, more fuel-efficient aircraft engines. We expect above-trend growth to continue in full year 2024, albeit with a cautious view until we see sustained achievement of build rate increases at aircraft OEMs. We expect healthy growth in 2024 in our defense aerospace and industrial end markets. In commercial transportation, softening leading indicators warrant a cautious view, though we expect a downcycle to be confined to 2024. Our 2024 outlook envisions total revenue growth of approximately 7%.”

“Howmet Aerospace’s balance sheet has never been stronger, with solid cash generation supporting $476 million of debt paydown in 2023. Combined with debt refinancing in the fourth quarter 2023, these actions generate approximately $29 million of annualized interest expense savings. The Company also continued to return cash to shareholders, with $250 million of common stock repurchased in 2023. The 25% increase in the quarterly common stock dividend per share in the fourth quarter 2023 illustrates the Company’s confidence in cash generation ahead.”

________________________

* Excluding special items

Fourth Quarter 2023 Segment Performance

Engine Products

Engine Products reported revenue of $852 million, an increase of 16% year over year, due to growth in the commercial aerospace, defense aerospace, industrial gas turbine, and oil and gas markets. Segment Adjusted EBITDA was $233 million, up 22% year over year, driven by favorable volume in the commercial aerospace, defense aerospace, industrial gas turbine, and oil and gas markets. The Segment absorbed approximately 180 net headcount in the quarter and approximately 1,030 net headcount in full year 2023 in support of expected revenue increases. Segment Adjusted EBITDA margin increased approximately 120 basis points year over year to 27.3%.

Fastening Systems

Fastening Systems reported revenue of $360 million, an increase of 26% year over year due to growth in the commercial aerospace market, including emerging wide body aircraft recovery, and the commercial transportation market. Segment Adjusted EBITDA was $80 million, up 38% year over year, driven by favorable volume in the commercial aerospace and commercial transportation markets. The Segment absorbed approximately 50 net headcount in the quarter and approximately 435 net headcount in full year 2023 in support of expected revenue increases. Segment Adjusted EBITDA margin increased approximately 180 basis points year over year to 22.2%.

Engineered Structures

Engineered Structures reported revenue of $244 million, an increase of 6% year over year due to growth in the commercial aerospace market, including emerging wide body aircraft recovery, partially offset by declines in the defense aerospace market. Segment Adjusted EBITDA was $33 million, down 3% year over year, driven by unfavorable volume in the defense aerospace market, partially offset by favorable volume in the commercial aerospace market. The Segment absorbed approximately 85 net headcount in the quarter and approximately 280 net headcount in full year 2023 in support of expected revenue increases. Segment Adjusted EBITDA margin decreased approximately 130 basis points year over year to 13.5%.

Forged Wheels

Forged Wheels reported revenue of $275 million, an increase of 3% year over year due to an 8% increase in volume in the commercial transportation market, partially offset by lower aluminum prices. Segment Adjusted EBITDA was $72 million and remained flat year over year. Segment Adjusted EBITDA margin decreased approximately 90 basis points year over year to 26.2%.

Full Year 2023 Segment Performance

Segment performance in 2023 included the following:

  Engine Products revenue of $3.3 billion, up 21% year over year; segment Adjusted EBITDA of $887 million, up 22% year over year; segment Adjusted EBITDA margin of 27.2%, up 20 basis points year over year.
  Fastening Systems revenue of $1.3 billion, up 21% year over year; segment Adjusted EBITDA of $278 million, up 19% year over year; segment Adjusted EBITDA margin of 20.6%, down 30 basis points year over year.
  Engineered Structures revenue of $878 million, up 11% year over year; segment Adjusted EBITDA of $113 million, up 2% year over year; segment Adjusted EBITDA margin of 12.9%, down 120 basis points year over year.
  Forged Wheels revenue of $1.1 billion, up 8% year over year; segment Adjusted EBITDA of $309 million, up 11% year over year; segment Adjusted EBITDA margin of 26.9%, up 60 basis points year over year.

Completed Debt Actions in Fourth Quarter 2023, Reducing Outstanding 2024 Notes to $205 Million

In the fourth quarter 2023, Howmet Aerospace entered into two senior unsecured term loan agreements. One term loan facility is U.S. dollar denominated, and the other is Japanese yen denominated. In December 2023, the Company drew $200 million from the USD term loan facility and approximately $200 million from the JPY term loan facility. The term loans are prepayable without penalties or premiums and mature in November 2026.

In December 2023, the Company also entered into interest rate swaps to exchange the floating interest rates of the approximately $400 million in term loans into fixed interest rates with a weighted average fixed interest rate of approximately 3.9%.

On December 28, 2023, the Company completed an early partial redemption of the 2024 Notes in the aggregate principal amount of $500 million. The 2024 Notes were redeemed with approximately $106 million of cash on hand and approximately $400 million from the term loans at an aggregate redemption price of approximately $506 million, including accrued interest of approximately $6 million. Following this redemption, the aggregate outstanding principal amount of the 2024 Notes, which were inherited from Alcoa Inc. at an original outstanding principal balance of $1.25 billion, is approximately $205 million.

The combined impact of the term loans and the early partial redemption of the 2024 Notes is expected to reduce annualized interest expense by approximately $10 million.

In the full year 2023, Howmet Aerospace paid down $476 million of debt. The combined debt reduction and refinancing actions reduce interest expense by approximately $29 million on an annualized basis.

All of Howmet Aerospace’s outstanding long-term debt continues to be unsecured and at fixed interest rates, which will provide stability of interest expense into the future.

Repurchased $100 Million of Common Stock in Fourth Quarter 2023, $250 Million in Full Year 2023

In the fourth quarter 2023, Howmet Aerospace repurchased $100 million of common stock at an average price of $52.52 per share, retiring approximately 1.9 million shares, which represents the 11th consecutive quarter of share repurchase activity. In the full year 2023, the Company repurchased $250 million of common stock at an average price of $47.76 per share, retiring approximately 5.2 million shares. As of February 1, 2024, total share repurchase authorization available was $697 million.

Quarterly Common Stock Dividend Increased to $0.05 Per Share in Fourth Quarter 2023

On November 27, 2023, the Company paid a quarterly dividend of $0.05 per share on its common stock. The quarterly dividend represents a 25% increase from the third quarter 2023 dividend of $0.04 per share.

S&P Upgraded Howmet Aerospace Rating to Investment Grade

On December 15, 2023, S&P Global Ratings upgraded Howmet Aerospace’s Long-Term Issue Credit Rating to “BBB-” from “BB+” and updated the rating outlook to stable. With this upgrade, Howmet Aerospace is now rated as investment grade by two of the three credit rating agencies.

2024 Guidance

	Q1 2024 Guidance			FY 2024 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.73B	$1.74B	$1.75B	$7.00B	$7.10B	$7.20B
Adj. EBITDA*1	$395M	$400M	$405M	$1.600B	$1.635B	$1.670B
Adj. EBITDA Margin*1	22.8%	23.0%	23.1%	22.9%	23.0%	23.2%
Adj. Earnings per Share*1	$0.50	$0.51	$0.52	$2.10	$2.15	$2.20
Free Cash Flow[1]				$700M	$735M	$770M
* Excluding Special Items

[1] Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Full Year 2024 Guidance assumes the following aircraft build rates:

  Boeing 737-MAX: approximately 34 builds per month on average
  Airbus A320 family: approximately 56 builds per month on average

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Tuesday, February 13, 2024. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on February 13, via the “Investors” section of the Howmet Aerospace website.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With approximately 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," “envisions,” "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends and repurchases of its debt or equity securities. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Howmet Aerospace; (c) the impact of potential cyber attacks and information technology or data security breaches; (d) the loss of significant customers or adverse changes in customers’ business or financial conditions; (e) manufacturing difficulties or other issues that impact product performance, quality or safety; (f) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (g) failure to attract and retain a qualified workforce and key personnel, labor disputes or other employee relations issues; (h) the inability to achieve revenue growth, cash generation, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (i) inability to meet increased demand, production targets or commitments; (j) competition from new product offerings, disruptive technologies or other developments; (k) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities, conflicts and wars, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (m) failure to comply with government contracting regulations; (n) adverse changes in discount rates or investment returns on pension assets; and (p) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2022 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Other Information

In this press release, the acronym “FY” means “full year”; and references to Howmet Aerospace performance that is “record” means its best result since April 1, 2020 when Howmet Aerospace Inc. (the new name for Arconic Inc.) separated from Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries Statement of Consolidated Operations (unaudited) (in U.S. dollar millions, except per-share and share amounts)
	Quarter ended
	December 31, 2023	September 30, 2023	December 31, 2022
Sales	$1,731	$1,658	$1,513

Cost of goods sold (exclusive of expenses below)	1,230	1,183	1,110
Selling, general administrative, and other expenses	83	87	63
Research and development expenses	9	9	9
Provision for depreciation and amortization	68	68	67
Restructuring and other charges(1)	15	4	44
Operating income	326	307	220

Loss on debt redemption	1	—	—
Interest expense, net	52	54	57
Other expense, net	3	11	15

Income before income taxes	270	242	148
Provision for income taxes	34	54	37
Net income	$236	$188	$111

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(2)(3):
Net income per share	$0.57	$0.45	$0.27
Average number of shares(3)(4)	411,218,336	412,072,828	413,657,108

Earnings per share - diluted(2)(3):
Net income per share	$0.57	$0.45	$0.26
Average number of shares(4)	413,941,353	414,574,848	419,082,115

Common stock outstanding at the end of the period	409,914,461	411,742,755	412,155,057
(1)

Restructuring and other charges for the quarter ended December 31, 2023 included asset impairments and accelerated depreciation of $13 and layoff costs of $2. Restructuring and other charges for the quarter ended September 30, 2023 included pension settlement charges of $2, layoff costs of $1, and other exit costs of $1. Restructuring and other charges for the quarter ended December 31, 2022 included pension settlement charges of $51, gain on sale of assets of ($8), and asset impairments and accelerated depreciation of $1.

(2)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of less than $1 for the quarters presented need to be subtracted from Net income.
(3)

For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding restricted stock unit awards and employee stock options.

(4)

As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not realized in earnings per share (“EPS”) in the year of repurchase for the periods presented.

Howmet Aerospace Inc. and subsidiaries Statement of Consolidated Operations (unaudited) (in U.S. dollar millions, except per-share and share amounts)

For the year ended December 31,	2023	2022
Sales	$6,640	$5,663
Cost of goods sold (exclusive of expenses below)	4,773	4,103
Selling, general administrative, and other expenses	333	288
Research and development expenses	36	32
Provision for depreciation and amortization	272	265
Restructuring and other charges(1)	23	56
Operating income	1,203	919
Loss on debt redemption	2	2
Interest expense, net	218	229
Other expense, net(2)	8	82
Income before income taxes	975	606
Provision for income taxes	210	137
Net income	$765	$469

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(3)(4):
Net income per share	$1.85	$1.12
Average number of shares(5)	412,173,414	416,043,332
Earnings per share - diluted(3)(4):
Net income per share	$1.83	$1.11
Average number of shares(5)	415,956,582	421,438,922
(1)

Restructuring and other charges for the year ended December 31, 2023 included asset impairments and accelerated depreciation of $14, pension settlement charges of $5, and other layoff and exit costs, net of $4. Restructuring and other charges for the year ended December 31, 2022 included pension settlement charges of $58, net gain on sale of assets of ($8), other layoff and exit costs, net of $5, and asset impairments and accelerated depreciation of $1.

(2)

Other expense, net for the year ended December 31, 2023 includes a settlement of a legal proceeding of $25, net of legal fees of $1, of the $65 pre-tax charge taken in the third quarter of 2022 related to the LBIE legal proceeding.

(3)	In order to calculate both basic and diluted EPS, preferred stock dividends declared of $2 for the years presented need to be subtracted from Net income.
(4)

For the years presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding awards and employee stock options.

(5)

As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not realized in EPS in the year of repurchase for the years presented.

Howmet Aerospace Inc. and subsidiaries Consolidated Balance Sheet (unaudited) (in U.S. dollar millions)
	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$610	$791
Receivables from customers, less allowances of $— in 2023 and $1 in 2022	675	506
Other receivables	17	31
Inventories	1,765	1,609
Prepaid expenses and other current assets	249	206
Total current assets	3,316	3,143
Properties, plants, and equipment, net	2,328	2,332
Goodwill	4,035	4,013
Deferred income taxes	46	54
Intangibles, net	505	521
Other noncurrent assets	198	192
Total assets	$10,428	$10,255

Liabilities
Current liabilities:
Accounts payable, trade	$982	$962
Accrued compensation and retirement costs	263	195
Taxes, including income taxes	68	48
Accrued interest payable	65	75
Other current liabilities	200	202
Long-term debt due within one year	206	—
Total current liabilities	1,784	1,482
Long-term debt, less amount due within one year	3,500	4,162
Accrued pension benefits	664	633
Accrued other postretirement benefits	92	109
Other noncurrent liabilities and deferred credits	351	268
Total liabilities	6,391	6,654

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	410	412
Additional capital	3,682	3,947
Retained earnings	1,720	1,028
Accumulated other comprehensive loss	(1,830)	(1,841)
Total equity	4,037	3,601
Total liabilities and equity	$10,428	$10,255

Howmet Aerospace and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in U.S. dollar millions)
	Year ended December 31,
	2023	2022
Operating activities
Net income	$765	$469
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	272	265
Deferred income taxes	108	79
Restructuring and other charges	23	56
Net realized and unrealized losses	22	18
Net periodic pension cost	37	24
Stock-based compensation	50	54
Loss on debt redemption	2	2
Other	3	12
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(164)	(161)
Increase in inventories	(142)	(234)
Increase in prepaid expenses and other current assets	(24)	(6)
(Decrease) increase in accounts payable, trade	(7)	246
Increase in accrued expenses	37	23
Decrease in taxes, including income taxes	(7)	(12)
Pension contributions	(36)	(43)
(Increase) decrease in noncurrent assets	(4)	1
Decrease in noncurrent liabilities	(34)	(60)
Cash provided from operations	901	733
Financing Activities
Net change in short-term borrowings	—	(5)
Additions to debt	400	—
Repurchases and payments on debt	(876)	(69)
Debt issuance costs	(2)	—
Premiums paid on early redemption of debt	(1)	(2)
Repurchases of common stock	(250)	(400)
Proceeds from exercise of employee stock options	11	16
Dividends paid to shareholders	(73)	(44)
Taxes paid for net share settlement of equity awards	(77)	(22)
Cash used for financing activities	(868)	(526)
Investing Activities
Capital expenditures	(219)	(193)
Proceeds from the sale of assets and businesses	2	58
Proceeds from the sale of securities	2	—
Cash used for investing activities	(215)	(135)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(2)
Net change in cash, cash equivalents and restricted cash	(182)	70
Cash, cash equivalents and restricted cash at beginning of year	792	722
Cash, cash equivalents and restricted cash at end of period	$610	$792

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S. dollar millions)
	1Q22	2Q22	3Q22	4Q22	2022	1Q23	2Q23	3Q23	4Q23	2023
Engine Products
Third-party sales	$631	$652	$683	$732	$2,698	$795	$821	$798	$852	$3,266
Inter-segment sales	$1	$1	$1	$1	$4	$2	$5	$5	$1	$13
Provision for depreciation and amortization	$31	$31	$31	$32	$125	$32	$32	$33	$33	$130
Segment Adjusted EBITDA	$173	$179	$186	$191	$729	$212	$223	$219	$233	$887
Segment Adjusted EBITDA Margin	27.4%	27.5%	27.2%	26.1%	27.0%	26.7%	27.2%	27.4%	27.3%	27.2%
Restructuring and other charges (credits)	$3	$4	$2	$20	$29	$—	$(1)	$—	$(1)	$(2)
Capital expenditures	$27	$24	$23	$20	$94	$33	$21	$30	$28	$112

Fastening Systems
Third-party sales	$264	$277	$291	$285	$1,117	$312	$329	$348	$360	$1,349
Provision for depreciation and amortization	$12	$11	$11	$11	$45	$11	$12	$12	$11	$46
Segment Adjusted EBITDA	$56	$56	$64	$58	$234	$58	$64	$76	$80	$278
Segment Adjusted EBITDA Margin	21.2%	20.2%	22.0%	20.4%	20.9%	18.6%	19.5%	21.8%	22.2%	20.6%
Restructuring and other (credits) charges	$(3)	$—	$—	$11	$8	$—	$—	$1	$—	$1
Capital expenditures	$15	$8	$7	$9	$39	$9	$5	$9	$8	$31

Engineered Structures
Third-party sales	$182	$185	$193	$230	$790	$207	$200	$227	$244	$878
Inter-segment sales	$1	$1	$3	$1	$6	$—	$1	$—	$2	$3
Provision for depreciation and amortization	$12	$12	$12	$12	$48	$12	$12	$12	$11	$47
Segment Adjusted EBITDA	$23	$26	$28	$34	$111	$30	$20	$30	$33	$113
Segment Adjusted EBITDA Margin	12.6%	14.1%	14.5%	14.8%	14.1%	14.5%	10.0%	13.2%	13.5%	12.9%
Restructuring and other charges	$2	$1	$1	$3	$7	$1	$5	$1	$14	$21
Capital expenditures	$7	$2	$3	$5	$17	$10	$5	$6	$5	$26

Forged Wheels
Third-party sales	$247	$279	$266	$266	$1,058	$289	$298	$285	$275	$1,147
Provision for depreciation and amortization	$10	$10	$10	$10	$40	$9	$10	$10	$10	$39
Segment Adjusted EBITDA	$67	$75	$64	$72	$278	$79	$81	$77	$72	$309
Segment Adjusted EBITDA Margin	27.1%	26.9%	24.1%	27.1%	26.3%	27.3%	27.2%	27.0%	26.2%	26.9%
Restructuring and other charges	$—	$—	$—	$2	$2	$—	$—	$—	$—	$—
Capital expenditures	$9	$5	$6	$8	$28	$9	$7	$9	$11	$36
Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited) (in U.S. dollar millions)
Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes
	1Q22	2Q22	3Q22	4Q22	2022	1Q23	2Q23	3Q23	4Q23	2023
Income before income taxes	$171	$183	$104	$148	$606	$220	$243	$242	$270	$975
Loss on debt redemption	—	2	—	—	2	1	—	—	1	2
Interest expense, net	58	57	57	57	229	57	55	54	52	218
Other expense (income), net	1	(1)	67	15	82	7	(13)	11	3	8
Operating income	$230	$241	$228	$220	$919	$285	$285	$307	$326	$1,203
Segment provision for depreciation and amortization	65	64	64	65	258	64	66	67	65	262
Unallocated amounts:
Restructuring and other charges	2	6	4	44	56	1	3	4	15	23
Corporate expense(1)	22	25	46	26	119	29	34	24	12	99
Total Segment Adjusted EBITDA	$319	$336	$342	$355	$1,352	$379	$388	$402	$418	$1,587
Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1)

For the quarter ended March 31, 2022, Corporate expense included $5 of costs related to fires at two plants and ($3) of reimbursement related to legal and advisory charges. For the quarter ended June 30, 2022, Corporate expense included $2 of costs related to fires at two plants and $1 of costs associated with closures, shutdowns, and other items. For the quarter ended September 30, 2022, Corporate expense included $25 of costs related to fires at three plants and $1 of costs associated with closures, shutdowns, and other items. In the third quarter of 2022, the Company’s cast house in Barberton, Ohio, which produces aluminum ingot used in the production of wheels for the North American commercial transportation market, experienced a mechanical failure resulting in substantial heat and fire-related damage to equipment. For the quarter ended December 31, 2022, Corporate expense included $4 of costs related to fires at three plants, net of reimbursement, and $1 of costs associated with closures, shutdowns, and other items. For the quarter ended March 31, 2023, Corporate expense included $4 of costs related to fires at two plants and $1 of costs associated with closures, shutdowns, and other items. For the quarter ended June 30, 2023, Corporate expense included $9 of costs associated with closures, supply chain disruptions, and other items, $7 of costs related to a collective bargaining agreement negotiation, and ($4) of net reimbursements related to fires at two plants. For the quarter ended September 30, 2023, Corporate expense included $1 of costs associated with closures, supply chain disruptions, and other items, $1 of costs related to a collective bargaining agreement negotiation, and $1 of costs associated with fires at two plants. For the quarter ended December 31, 2023, Corporate expense included ($13) of net reimbursements related to fires at two plants and $2 of costs associated with closures, supply chain disruptions, and other items.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)
Reconciliation of Free cash flow	Quarter ended				Year ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Cash provided from operations	$23	$229	$191	$458	$901
Capital expenditures	(64)	(41)	(59)	(55)	(219)
Free cash flow	$(41)	$188	$132	$403	$682

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and Subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions, except per-share and share amounts)
Reconciliation of Net income excluding Special items	Quarter ended			Year ended
	December 31, 2022	September 30, 2023	December 31, 2023	December 31, 2022	December 31, 2023
Net income	$111	$188	$236	$469	$765

Diluted earnings per share (EPS)	$0.26	$0.45	$0.57	$1.11	$1.83

Special items:
Restructuring and other charges	44	4	15	56	23
Loss on debt redemption and related costs	—	—	1	2	2
Plant fire costs (reimbursements), net	4	1	(13)	36	(12)
Collective bargaining agreement negotiation	—	1	—	—	8
Judgment (settlement) from legal proceeding(1)	—	—	—	65	(24)
Legal and other advisory reimbursements	—	—	—	(3)	—
Costs associated with closures, supply chain disruptions, and other items(2)	1	1	2	3	13
Subtotal: Pre-tax special items	49	7	5	159	10
Tax impact of Pre-tax special items(3)	(3)	(1)	—	(27)	—
Subtotal	46	6	5	132	10

Discrete and other tax special items(4)	3	(2)	(23)	(8)	(9)
Total: After-tax special items	49	4	(18)	124	1

Net income excluding Special items	$160	$192	$218	$593	$766

Diluted EPS excluding Special items	$0.38	$0.46	$0.53	$1.40	$1.84

Average number of shares - diluted EPS excluding Special items	419,082,115	414,574,848	413,941,353	421,438,922	415,956,582

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)

Judgment (settlement) from legal proceeding for the year ended December 31, 2023 related to the reversal in the second quarter of 2023 of $25, net of legal fees of $1, of the $65 pre-tax charge taken in the third quarter of 2022 related to the LBIE legal proceeding.

(2)

For the year ended December 31, 2023, Costs associated with closures, supply chain disruptions, and other items included costs for site closures and inventory disposal, an impact from supply disruptions, and remediation and separation expenses.

(3)

The Tax impact of Pre-tax special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(4)	Discrete tax items for each period included the following:

  for the quarter ended December 31, 2022, a charge to record a valuation allowance related to U.S. foreign tax credits $12, a benefit related to a tax depreciation accounting method change in the U.S. ($5), and a net benefit for other small items ($4);
  for the quarter ended September 30, 2023, a benefit for other small items ($1);
  for the quarter ended December 31, 2023, a benefit to release a valuation allowance related to U.S. foreign tax credits ($14), a net benefit for other small items ($4), a benefit to release a valuation allowance related to U.S. state tax losses and tax credits ($2), and a benefit to revalue deferred taxes for changes to apportioned U.S. state tax rates ($2);
  for the year ended December 31, 2022, a charge to record a valuation allowance related to U.S. foreign tax credits $12, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the U.K. ($6), an excess benefit for stock compensation ($6), a benefit related to a tax depreciation accounting method change ($5), and a benefit related to prior year foreign earnings distributed ($3); and
  for the year ended December 31, 2023, a charge for a tax reserve established in France $20, a benefit to release a valuation allowance related to U.S. foreign tax credits ($14), an excess benefit for stock compensation ($9), a benefit to release a valuation allowance related to U.S. state tax losses and tax credits ($2), a benefit to revalue deferred taxes for changes to apportioned U.S. state tax rates ($2), and a net benefit for other small items ($2).

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions)
Reconciliation of Operational tax rate	Quarter ended December 31, 2023			Year ended December 31, 2022			Year ended December 31, 2023
	Effective tax rate, as reported	Special items(1)(3)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items(1)(2)(3)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items (1)(2)(3)	Operational tax rate, as adjusted
Income before income taxes	$270	$5	$275	$606	$159	$765	$975	$10	$985
Provision for income taxes	$34	$23	$57	$137	$35	$172	$210	$9	$219
Tax rate	12.6%		20.7%	22.6%		22.5%	21.5%		22.2%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)

Pre-tax special items for the quarter ended December 31, 2023 included Restructuring and other charges $15, costs associated with closures, supply chain disruptions, and other items $2, loss on debt redemption and related costs $1, partially offset by net reimbursements related to fires at two plants ($13).

(2)

Pre-tax special items for the year ended December 31, 2022 included judgment from legal proceeding $65, Restructuring and other charges $56, costs related to fires at three plants, net of reimbursement $36, costs associated with closures, supply chain disruptions, and other items $3, and loss on debt redemption and related to costs $2, partially offset by legal and other advisory reimbursements ($3). Pre-tax special items for the year ended December 31, 2023 included Restructuring and other charges $23, costs associated with closures, supply chain disruptions, and other items $13, costs related to a collective bargaining agreement negotiations $8, and loss on debt redemption and related costs $2, partially offset by net settlement from legal proceeding ($24) and net reimbursements related to fires at two plants ($12).

(3)

Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

  for the quarter ended December 31, 2023, a benefit to release a valuation allowance related to U.S. foreign tax credits ($14), a net benefit for other small items ($4), a benefit to release a valuation allowance related to U.S. state tax losses and tax credits ($2), and a benefit to revalue deferred taxes for changes to apportioned U.S. state tax rates ($2);
  the year ended December 31, 2022, a charge to record a valuation allowance related to U.S. foreign tax credits $12, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the UK ($6), an excess benefit for stock compensation ($6), a benefit related to a tax depreciation accounting method change ($5), and a benefit related to prior year foreign earnings distributed ($3); and
  for the year ended December 31, 2023, a charge for a tax reserve established in France $20, a benefit to release a valuation allowance related to U.S. foreign tax credits ($14), an excess benefit for stock compensation ($9), a benefit to release a valuation allowance related to U.S. state tax losses and tax credits ($2), a benefit to revalue deferred taxes for changes to apportioned U.S. state tax rates ($2), and a net benefit for other small items ($2).

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)
Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin excluding Special items	Quarter ended			Year ended
	December 31, 2022	September 30, 2023	December 31, 2023	December 31, 2022	December 31, 2023
Sales	$1,513	$1,658	$1,731	$5,663	$6,640
Operating income	$220	$307	$326	$919	$1,203
Operating income margin	14.5%	18.5%	18.8%	16.2%	18.1%

Net income	$111	$188	$236	$469	$765
Add:
Provision for income taxes	$37	$54	$34	$137	$210
Other expense, net	15	11	3	82	8
Loss on debt redemption	—	—	1	2	2
Interest expense, net	57	54	52	229	218
Restructuring and other charges	44	4	15	56	23
Provision for depreciation and amortization	67	68	68	265	272
Adjusted EBITDA	$331	$379	$409	$1,240	$1,498

Add:
Plant fire costs (reimbursements), net	$4	$1	$(13)	$36	$(12)
Collective bargaining agreement negotiations	—	1	—	—	8
Legal and other advisory reimbursements	—	—	—	(3)	—
Costs associated with closures, supply chain disruptions, and other items	1	1	2	3	14
Adjusted EBITDA excluding Special items	$336	$382	$398	$1,276	$1,508

Adjusted EBITDA margin excluding Special items	22.2%	23.0%	23.0%	22.5%	22.7%
Incremental margin	Quarter ended			Year Ended
	December 31, 2022	December 31, 2023	Q4 2023 YoY	December 31, 2022	December 31, 2023	FY 2023 YoY
Third-party sales	$1,513	$1,731		$5,663	$6,640
Year-over-Year Material and other inflationary cost pass through		(15)			(90)
Third-party sales excluding Material and other inflationary cost pass through (b)	$1,513	$1,716	$203	$5,663	$6,550	$887

Adjusted EBITDA excluding Special items (a)	$336	$398	$62	$1,276	$1,508	$232

Incremental margin (a)/(b)			31%			26%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, Adjusted EBITDA margin excluding Special items, Third-party sales excluding Material and other inflationary cost pass through, and Incremental margin are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions)
Reconciliation of Adjusted Operating Income Excluding Special Items and Adjusted Operating Income Margin Excluding Special Items	Quarter ended			Year ended
	December 31, 2022	September 30, 2023	December 31, 2023	December 31, 2022	December 31, 2023
Sales	$1,513	$1,658	$1,731	$5,663	$6,640
Operating income	$220	$307	$326	$919	$1,203
Operating income margin	14.5%	18.5%	18.8%	16.2%	18.1%

Add:
Restructuring and other charges	$44	$4	$15	$56	$23
Plant fire costs (reimbursements), net	4	1	(13)	36	(12)
Collective bargaining agreement negotiation	—	1	—	—	8
Legal and other advisory reimbursements	—	—	—	(3)	—
Costs associated with closures, supply chain disruptions, and other items	1	1	2	3	14
Adjusted operating income excluding Special items	$269	$314	$330	$1,011	$1,236

Adjusted operating income margin excluding Special items	17.8%	18.9%	19.1%	17.9%	18.6%

Adjusted operating income excluding Special items and Adjusted operating income margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)
Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin excluding Special items and Material and other inflationary cost pass through	Quarter ended				Year ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Net income	$148	$193	$188	$236	$765

Add:
Provision for income taxes	$72	$50	$54	$34	$210
Other expense (income), net	7	(13)	11	3	8
Loss on debt redemption	1	—	—	1	2
Interest expense, net	57	55	54	52	218
Restructuring and other charges	1	3	4	15	23
Provision for depreciation and amortization	69	67	68	68	272
Adjusted EBITDA	$355	$355	$379	$409	$1,498

Add:
Plant fire costs (reimbursements), net	$4	$(4)	$1	$(13)	$(12)
Collective bargaining agreement negotiation	—	7	1	—	8
Costs associated with closures, supply chain disruptions, and other items	1	10	1	2	14
Adjusted EBITDA excluding Special items (a)	$360	$368	$382	$398	$1,508

Third-party sales (b)	$1,603	$1,648	$1,658	$1,731	$6,640
Year-over-Year Material and other inflationary cost pass through	(35)	(25)	(15)	(15)	(90)
Third-party sales excluding Year-over-Year Material and other inflationary cost pass through (c)	$1,568	$1,623	$1,643	$1,716	$6,550

Adjusted EBITDA margin excluding Special items (a)/(b)	22.5%	22.3%	23.0%	23.0%	22.7%
Adjusted EBITDA margin excluding Special items and Year-over-Year Material and other inflationary cost pass through (a)/(c)	23.0%	22.7%	23.3%	23.2%	23.0%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, Third-party sales excluding Year-over-Year Material and other inflationary cost pass through, Adjusted EBITDA margin excluding Special items, and Adjusted EBITDA margin excluding Special items and Year-over-Year Material and other inflationary cost pass through are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Rob Morrison
(412) 553-2666
Rob.Morrison@howmet.com